Exhibit 99.1

Saving More Lives Financial Report October – December 2020 Stockholm, Sweden, January 26, 2021 (NYSE: ALV and SSE: ALIV.Sdb) (Logo)

Q4 2020: Record net sales, operating income, cash flow

Financial highlights Q4 2020

$2,517m net sales

12.7% organic sales growth*

12.2% operating margin

12.4% adjusted operating margin*

$2.15 EPS - an increase of 21%

$2.19 adjusted EPS* - an increase of 19%

Full year 2021 indications Around 25% net sales growth Around 20% organic sales growth Around 10% adjusted operating margin

Key business developments in the fourth quarter of 2020

•

Record net sales, for our passive safety business. Sales increased organically* by 12.7%, outperforming global LVP by almost 11pp. All major regions outperformed LVP by around 9-13pp. Full year 2020 sales declined organically by 12% compared to our guidance of around 13% decline. Order intake share for the full year 2020 was around 45%.

•

Record operating income, driven by continued cost control and demand recovery. Adjusted operating margin* improved by 1.3 pp to a ten year high of 12.4% despite around $55m in higher warranty and recall accruals. RoCE improved to 33.7% and RoE to 33.3%. Full year 2020 adjusted operating margin was 6.5% vs. our guidance of around 6%.

•

Record cash flow and stronger balance sheet. Operating cash flow reached a record $469m and free cash flow* a record $358m. Operating working capital* improved, net debt* declined by $359m, and our leverage ratio* improved to 1.8x.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q4 2020	Q4 2019	Change	FY 2020	FY 2019	Change
Net sales	$2,517	$2,191	15%	$7,447	$8,548	(13)%
Operating income	$307	$229	34%	$382	$726	(47)%
Adjusted operating income1)	$311	$242	29%	$482	$774	(38)%
Operating margin	12.2%	10.5%	1.7pp	5.1%	8.5%	(3.4)pp
Adjusted operating margin1)	12.4%	11.1%	1.3pp	6.5%	9.1%	(2.6)pp
Earnings per share, diluted2, 3)	$2.15	$1.78	21%	$2.14	$5.29	(60)%
Adjusted earnings per share, diluted1, 2, 3)	$2.19	$1.84	19%	$3.15	$5.72	(45)%
Operating cash flow	$469	$312	50%	$849	$641	32%
Return on capital employed4)	33.7%	24.3%	9.4pp	10.4%	19.7%	(9.3)pp

1) Excluding costs for capacity alignment and antitrust related matters and in 2019 separation of our business segments. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt,

President & CEO

Our focus throughout the COVID-19 crisis has been the health and safety of our employees and to come out of it as a stronger company. Although the pandemic is not yet behind us, I am confident that our performance in the second half of the year shows that we have built a solid platform to move towards new and recent launches, we expect to outgrow LVP by mid-single digits in 2021. We increase our medium term target of annual average LVP outgrowth from 3-4% to 4-5%, supported by the strong order intake in the past few years.

Our Structural Efficiency Programs remain on track and are delivering savings. As part of our footprint optimization, in the fourth quarter, we announced the plan to close one plant i n Sweden and we will continue to evaluate further footprint optimization.

our mid-term targets. The fourth quarter was a quarter with record net sales, record operating income and record cashflow. This was a result of high sales growth, good operational execution, structural savings, and crisis management cost reductions. This was achieved despite significant warranty and recall accruals. The high recall costs in the fourth quarter do not reflect Autoliv’s high quality standards.

It is important to recognize that we are still in an uncertain environment and that we continue to face significant challenges in 2021. Our strong performance in the second half of 2020 was supported by temporary cost reductions that we do not expect to be equally supportive in 2021. Light vehicle production rates are expected by IHS Markit to be lower in 2021 compared to the second half of 2020. We also face headwinds from the

The business year 2020 was a turbulent year, with the low point in the second quarter and the high point in the fourth quarter. I am proud of how the company has managed rapid demand changes as well as supply chain challenges in a safe and efficient way. We strengthened our balance sheet and reduced net debt despite the challenges of 2020 and we continue to evaluate the opportunities for shareholder value creation.

I am pleased that our sales outperformed the global light vehicle production organically by almost 11pp in the quarter, with 9-13pp outperformance in all major regions. Supported by surge in raw material prices.

The health and safety of our employees is our first priority while continuing with more activities to further improve efficiency and implementing our strategic initiatives to support our journey towards our 2022-24 targets in order to create shareholder value.

Full year 2021 indications

Our outlook indications for 2021 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs and LVP according to IHS Markit.

	Full Year Indication		Full Year Indication
Net sales growth	Around 25%	Tax rate2)	Around 30%
Organic sales growth	Around 20%	Operating cash flow3)	Similar level as 2020
Adjusted operating margin1)	Around 10%	Capex, net % of sales	Below 6%
R,D&E, net % of sales	Around 4.5%	Leverage ratio at year end	Within target range

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual tax items. 3) Excluding unusual items

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET (8:00 a.m. ET) today, January 26, 2021. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

COVID-19 pandemic related business update

Full year 2020

The COVID-19 pandemic had a substantial impact on our operations in the first quarter, particularly in China, where most of our customers’ plants were closed for several weeks in February and operated at low levels in March. In Europe and North America, sales declined substantially in the second half of March as the pandemic led to customer plant closures. A large number of customer plants were closed in April and parts of May, followed by a ramp-up in June. The decline in global LVP and the slow and volatile restart and ramp-up had a significant impact on our sales and profitability in the first six months of 2020. In the second half of the year, we managed to achieve improvements in sales, profitability and cash flow as our cost reduction initiatives and positive sales development more than offset the 0.4% global LVP year over year decline in the second half of the year. According to IHS Markit, global light vehicle production declined by 17% in 2020 vs. 2019.

Liquidity and management actions undertaken to manage this challenging period

During the first six months of 2020, Autoliv undertook a number of actions to support employee health and safety, corporate liquidity, cash flow, and profitability. Actions included introducing a Smart Start Playbook for safe re-start and ramp-up, investing in employee safety equipment, and re-designing production lines and work places as necessary. Other initiatives included drawing on our Revolving Credit Facility (which is now fully repaid), withdrawing full year guidance (now provided again), extensive use of furloughing (very limited use currently), reducing headcount, sharply reducing capital expenditures, close monitoring of working capital, reducing or suspending discretionary spending, and accelerating cost savings initiatives, cancelling the dividend and suspending future dividends, although the Board of Directors will review such suspension on a quarterly basis. Direct COVID-19 related costs, such as personal protective equipment, temporary supplier support, and premium freight was around $10 million in the second quarter, around $5 million in the third quarter and around $5 million in the fourth quarter. Support from governments in connection with furloughing, short-term work weeks, and other similar activities was around $25 million in the second quarter, around $10 million in the third quarter, and around $2 million in the fourth quarter.

Current situation

In all regions, the automotive industry, including Autoliv, is in different stages of ramp-up of operations. Visibility and predictability of customer demand has improved but is still limited, particularly regarding the sustainability of current demand levels, including the effects on LVP of inventory build-ups, government vehicle subsidies, and the risks of another wave of COVID-19 infections in one or more of the regions where we operate or have customers or suppliers.

Although we are not directly affected by current semiconductor supply issues highlighted in December 2020 and January 2021 by several OEMs, it could potentially have a negative impact on LVP in the first half of 2021. We believe some of the production that might be lost in the first half of the year could be recovered in the second half of the year. We believe the largest impact could be in China, followed by Europe.

While we continue to focus on health and safety and cost optimization, we are adjusting our production in coordination with our customers and suppliers. Below is a summary of our current view of the three most important LVP regions.

China: LVP was above pre-crisis production levels in the second, third, and fourth quarter and is expected to grow by 7% in 2021 according to IHS Markit.

Europe: LVP development improved gradually from second quarter’s Y-o-Y decline of 60% to a 6% decline in the third quarter and a small increase in the fourth quarter and is expected to grow by 14% in 2021 according to IHS Markit.

North America: LVP development improved gradually from second quarter’s Y-o-Y decline of 68% to unchanged in the third quarter and a 1% decline in the fourth quarter and is expected to grow by 25% in 2021 according to IHS Markit. Dealer inventory levels are still low in North America.

Key Performance Trends

Sales Development by region	Capex and D&A

10
9
8
7
6
5
4
3
2
1
0
USD Bn
China
Americas
Europe
Autoliv
FY'17
FY'18
FY'19
FY'20

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'17
FY'18
FY'19
FY'20
Capex, net
Capex, net % of sales
D&A % of sales

Adj. operating income and margin*	Operating Cash Flow excl EC antitrust payment*

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'17
FY'18
FY'19
FY'20
Adj. operating income
Adj. operating margin

900
850
800
750
700
650
600
550
500
USD M
FY'17
FY'18
FY'19
FY'20
Operating Cash Flow

Return on Capital Employed	Cash Conversion*

25%
20%
15%
10%
5%
0%
FY'17¤
FY'18
FY'19
FY'20
¤ Incl. Electronics
Return on Capital Employed

320%
280%
240%
200%
160%
120%
80%
40%
0%
FY'17
FY'18
FY'19
FY'20
Cash Conversion

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*:

Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2017-2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Fourth quarter 2020

Consolidated sales		Fourth quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$1,636.7	$1,443.6	13.4%	1.9%	11.5%
Seatbelt Products2)		$880.1	$747.6	17.7%	2.6%	15.1%
Total		$2,516.8	$2,191.2	14.9%	2.2%	12.7%

Asia		$1,051.7	$890.4	18.1%	3.3%	14.8%
Whereof:	China	$551.7	$463.6	19.0%	4.4%	14.6%
	Japan	$245.0	$208.7	17.4%	3.8%	13.6%
	RoA	$255.0	$218.1	16.9%	0.5%	16.4%
Americas		$758.2	$693.0	9.4%	(2.8)%	12.2%
Europe		$706.9	$607.8	16.3%	6.1%	10.2%
Total		$2,516.8	$2,191.2	14.9%	2.2%	12.7%
1) Effects from currency translations. 2) Including Corporate and other sales.

Fourth quarter 2020 development

Sales by product - Airbags

All major product categories within Airbags grew strongly organically* in the quarter. The largest contributor to growth was inflatable curtains, followed by steering wheels, side airbags, and passenger airbags. The highest growth rate was in knee airbags, growing by almost 25%. Sales of replacement inflators decreased by around $16 million.

Sales by product - Seatbelts

The main contributor to Seatbelt Products organic growth* was from North America, followed by Europe and China. Seatbelt Products grew organically in all major regions, with particularly high growth rates in Japan and Americas. Sales of more advanced and higher value-added seatbelts continued to be an important driver for growth, especially in Europe, China and Americas.

Sales by region

Our global organic sales* grew by 12.7% compared to the LVP growth of 2.1% (according to IHS Markit). Our organic sales development outperformed LVP by 9-13pp in all major regions.

Q4 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	12.2%	10.2%	14.6%	13.6%	16.4%	12.7%
Main growth drivers	GM, Honda, Toyota	PSA, VW, Toyota	GM, Honda, Great Wall	Toyota, Honda, Suzuki	Hyundai/Kia, Nissan, Suzuki	GM, Toyota, Honda
Main decline drivers	Inflators, Nissan, Subaru	Renault, Hyundai/Kia, Daimler	Inflators, Mitsubishi, Mazda	Mitsubishi, Inflators, Nissan	Mitsubishi, Renault, Subaru	Mitsubishi, Inflators, Renault

Light vehicle production development

Change vs same period last year according to IHS Markit

Q4 2020	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jan 2021)	(0.6)%	1.3%	5.2%	2.2%	2.0%	2.1%
LVP (Oct 2020)	(0.2)%	(0.9)%	(4.7)%	1.1%	(8.6)%	(3.0)%

Consolidated sales development

Full year 2020

Consolidated sales		Full year		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$4,824.2	$5,676.3	(15.0)%	(0.8)%	(14.2)%
Seatbelt Products2)		$2,623.2	$2,871.3	(8.6)%	(0.9)%	(7.7)%
Total		$7,447.4	$8,547.6	(12.9)%	(0.9)%	(12.0)%

Asia		$3,043.0	$3,176.6	(4.2)%	(0.0)%	(4.2)%
Whereof:	China	$1,540.8	$1,525.3	1.0%	0.0%	1.0%
	Japan	$732.9	$810.3	(9.6)%	1.9%	(11.5)%
	RoA	$769.3	$841.0	(8.5)%	(2.0)%	(6.5)%
Americas		$2,337.1	$2,907.2	(19.6)%	(3.3)%	(16.3)%
Europe		$2,067.3	$2,463.8	(16.1)%	0.9%	(17.0)%
Total		$7,447.4	$8,547.6	(12.9)%	(0.9)%	(12.0)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Full year 2020 development

Sales by product - Airbags

Sales of all our airbag products except textiles declined organically* by between 11% and 53% for the full year, reflecting the 16.8% decline in LVP. Textiles increased by 66%, reflecting new sales of textiles for manufacturing of personal protection equipment. Sales of replacement inflators decreased by around $85 million to $57 million.

Sales by product - Seatbelts

Japan showed a slight organic seatbelt sales growth*, while all other regions showed organic sales declines between 1% and 21%. Sales of more advanced and higher value-added seatbelts declined significantly less than total seatbelts sales did and grew strongly in China and Japan.

Sales by region

The global organic sales* decline of 12% was around 5pp better than LVP (according to IHS Markit). Sales declined organically in all regions except China. Our organic sales development outperformed LVP in all regions - by around 7pp in Americas, 6pp in China, and 5pp in Europe.

Full year 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(16.3)%	(17.0)%	1.0%	(11.5)%	(6.5)%	(12.0)%
Main growth drivers	Tesla, Mazda	Toyota, PSA	GM, Ford, Toyota	Honda, Suzuki, Toyota	GM, Renault, Nissan	Tesla, GM, Suzuki
Main decline drivers	FCA, Honda, Nissan	Daimler, Renault, VW	Nissan, Geely, Daimler	Mitsubishi, Nissan, Mazda	Mitsubishi, Toyota, Suzuki	Nissan, FCA, Daimler

Light vehicle production development

Change vs same period last year according to IHS Markit

Full year 2020	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jan 2021)	(22.8)%	(21.7)%	(5.3)%	(16.1)%	(22.1)%	(16.8)%
LVP (Jan 2020)	1.3%	(1.8)%	(0.9)%	(1.5)%	(0.5)%	(0.7)%

Key launches in the fourth quarter 2020

Toyota Sienna	Dacia Sandero	VW ID.4

VW Taos	Isuzu MU-X	Subaru Levorg

Haval H2	Arcfox Alpha-T	Toyota Yaris Cross

Driver/Passenger airbags	Seatbelts	Side airbags

Head/Inflatable Curtain airbags	Steering Wheel	Knee Airbag

Front Center Airbag	Bag In Belt	Pyrotechnical Safety Switch

Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial development

Selected income statement items

Condensed income statement	Fourth quarter			Full year
(Dollars in millions, except per share data)	2020	2019	Change	2020	2019	Change
Net sales	$2,516.8	$2,191.2	14.9%	$7,447.4	$8,547.6	(12.9)%
Cost of sales	$(2,015.0)	$(1,764.4)	14.2%	$(6,200.5)	$(6,963.2)	(11.0)%
Gross profit	$501.8	$426.8	17.6%	$1,246.9	$1,584.4	(21.3)%
S,G&A	$(105.5)	$(98.7)	6.9%	$(389.2)	$(398.9)	(2.4)%
R,D&E, net	$(83.3)	$(82.0)	1.6%	$(375.5)	$(405.5)	(7.4)%
Amortization of intangibles	$(2.5)	$(2.9)	(13.8)%	$(10.0)	$(11.5)	(13.0)%
Other income (expense), net	$(3.7)	$(13.9)	(73.4)%	$(90.1)	$(42.7)	111.0%
Operating income	$306.8	$229.3	33.8%	$382.1	$725.8	(47.4)%
Adjusted operating income1)	$311.4	$242.2	28.6%	$481.6	$774.4	(37.8)%
Financial and non-operating items, net	$(28.9)	$(19.6)	47.4%	$(90.9)	$(77.4)	17.4%
Income before taxes	$277.9	$209.7	32.5%	$291.2	$648.4	(55.1)%
Tax rate	32.0%	25.6%	6.4pp	35.3%	28.6%	6.7pp
Net income	$188.9	$155.9	21.2%	$188.3	$462.8	(59.3)%
Earnings per share2, 3)	$2.15	$1.78	20.8%	$2.14	$5.29	(59.5)%
Adjusted earnings per share1, 2, 3)	$2.19	$1.84	19.0%	$3.15	$5.72	(44.9)%

Gross margin	19.9%	19.5%	0.4pp	16.7%	18.5%	(1.8)pp
S,G&A % of sales	(4.2)%	(4.5)%	(0.3)pp	(5.2)%	(4.7)%	0.5pp
R,D&E, net % of sales	(3.3)%	(3.7)%	(0.4)pp	(5.0)%	(4.7)%	0.3pp
Operating margin	12.2%	10.5%	1.7pp	5.1%	8.5%	(3.4)pp
Adjusted operating margin1)	12.4%	11.1%	1.3pp	6.5%	9.1%	(2.6)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment and antitrust related matters and in 2019 separation of our business segments. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Fourth quarter 2020 development

Gross profit increased by $75 million and the gross margin increased by 0.4pp compared to the same quarter 2019. The gross margin increase was primarily driven by the higher sales and direct material efficiency partially offset by 2.2pp for costs related to warranty and recall accruals. The accruals include a higher than anticipated accrual for the Toyota Prius recall first announced in 2016 and another probable recall that still is under evaluation by the Company and its customer.

S,G&A costs increased by $7 million, or 7%, compared to the prior year, mainly due to FX revaluation items partially offset by lower costs for personnel.

R,D&E, net. Costs were almost unchanged but declined in percentage of sales from 3.7% to 3.3%.

Other income (expense), net improved by $10 million, mainly due to lower costs for capacity alignments in the fourth quarter of 2020.

Operating income increased by $78 million compared to the same period in 2019, as a consequence of the higher gross profit and lower costs in Other income (expense), net partially offset by higher costs for S,G&A and R,D&E, net.

Adjusted operating income* increased by $69 million compared to the prior year, mainly due to higher gross profit and lower costs in Other income (expense), net partially offset by higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net. Costs were $9 million higher vs. Q4 2019, mainly as a result of unfavorable effects of exchange rate changes and higher interest expenses.

Income before taxes increased by $68 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 32.0%, compared to 25.6% in the same quarter last year, impacted by losses without tax benefit and an unfavorable country mix.

Earnings per share, diluted increased by $0.37 compared to a year earlier, where the main drivers were $0.57 from higher adjusted operating income* partially offset by $0.13 in higher tax and $0.08 from higher costs for financial items.

Full year 2020 development

Gross profit declined by $338 million and the gross margin declined by 1.8pp compared to full year 2019. The gross margin decline was primarily driven by lower sales and lower utilization of our assets from the decline in LVP. The sharp sales decline followed by a volatile restart and ramp-up with limited visibility and predictability had a significant effect on our gross margin, despite significant reductions in costs for material and labor.

S,G&A decreased by $10 million, or by 2%, mainly due to lower personnel costs.

R,D&E, net declined by $30 million, or by 7%, mainly due to positive year over year effects from lower personnel costs partially offset by lower engineering income.

Other income (expense), net. Costs increased by $47 million compared to the previous year, mainly due to higher costs for capacity alignments.

Operating income decreased by $344 million, mainly as a consequence of the declines in gross profit and higher costs in other income (expense), net, partially offset by lower costs for S,G&A and R,D&E, net.

Adjusted operating income* decreased by $293 million, mainly due to the lower gross profit, partially offset by lower costs for S,G&A and R,D&E, net.

Financial and non-operating items, net. Costs were $14 million higher than the previous year, mainly due to unfavorable effects of exchange rate changes and higher pension related expenses.

Income before taxes decreased by $357 million, as a consequence of lower operating income and higher costs for financial and non-operating items, net.

Tax rate was 35.3%, compared to 28.6% last year, impacted by unfavorable country mix and losses without tax benefit.

Earnings per share, diluted decreased by $3.15 where the main drivers were $2.36 from lower adjusted operating income*, $0.58 from mainly higher accruals for restructuring activities, $0.11 from financial items and $0.10 from higher taxes.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Fourth quarter
(Dollars in millions)	2020	2019	Change
Operating working capital	$223.1	$565.2	(60.5)%
Operating working capital % of sales1)	3.0%	6.6%	(3.6)pp
Cash & cash equivalents	$1,178.2	$444.7	164.9%
Gross Debt2)	$2,411.4	$2,094.2	15.1%
Net Debt3)	$1,214.2	$1,649.8	(26.4)%
Total equity	$2,423.1	$2,122.4	14.2%
Leverage ratio4)	1.8	1.7	5.9%

1) Latest 12 months of net sales. 2) Short- and long-term interest-bearing debt. 3) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 4) Net debt adjusted for pension liabilities in relation to adjusted EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Fourth quarter			Full year
(Dollars in millions)	2020	2019	Change	2020	2019	Change
Net income	$188.9	$155.9	21.2%	$188.3	$462.8	(59.3)%
Changes in operating assets and liabilities	$113.3	$85.0	33.3%	$276.5	$47.2	485.8%
Depreciation and amortization	$102.8	$90.5	13.6%	$370.9	$350.6	5.8%
Other, net1)	$63.9	$(19.1)	(434.6)%	$13.2	$(219.9)	(106.0)%
Operating cash flow	$468.9	$312.3	50.1%	$848.9	$640.7	32.5%
Capital expenditure, net	$(111.1)	$(118.0)	(5.8)%	$(339.6)	$(476.1)	(28.7)%
Free cash flow2)	$357.8	$194.3	84.1%	$509.3	$164.6	209.4%
Cash conversion3)	189.4%	124.6%	64.8pp	270.5%	35.6%	234.9pp
Dividends paid	–	$(54.3)	(100.0)%	$(54.1)	$(217.0)	(75.1)%

1) For FY 2019 including EC antitrust non-cash provision and payment. 2) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See enclosed reconciliation table. 3) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table.

Fourth quarter 2020 development

Operating working capital* was 3.0% of sales compared to 6.6% of sales a year earlier, mainly a consequence of positive effects from accounts payables, and accruals vs. the prior year. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $469 million, compared to $312 million a year earlier. The improvement was mainly due to positive effects from deferred income taxes, higher net income, and changes in working capital.

Capital expenditure, net was 6% lower than a year earlier, reflecting our efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 4.4% vs. 5.4% a year earlier.

Free cash flow* amounted to $358 million, compared to $194 million a year earlier. The increase was due to the higher operating cash flow and lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 189%, driven by the high level of free cash flow.

Net debt* was $1,214 million as of December 31, 2020,

which was $436 million lower than a year earlier and $359 million lower compared to September 30, 2020.

Liquidity position. At December 31, 2020, our cash balance was $1.2 billion, and including committed, unused loan facilities, our liquidity position was $2.3 billion.

Leverage ratio*. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2020, the Company had a leverage ratio of 1.8x, compared to 1.7x at December 31, 2019 as a lower net debt was more than offset by a lower adjusted 12 month trailing EBITDA. At September 30, 2020, the leverage ratio was 2.4x.

Total equity increased by $301 million compared to December 31, 2019 mainly due to $188 million in net income and $97 million from positive foreign exchange effects.

Full year 2020 development

Operating cash flow was $849 million compared to $641 million a year earlier. The improvement was primarily a result of more positive effects from changes in working capital in 2020 and the EC antitrust payment of $203 million in 2019, partially offset by a lower net income in 2020.

Capital expenditure, net of $340 million was 29% lower than the previous year, reflecting efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 4.6% compared to 5.6% in 2019.

Free cash flow* amounted to $509 million compared to $165 million for full year 2019, where the improvement was due to the higher operating cash flow and lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 271% compared to 36% the prior year, as free cash flow increased and net income decreased compared to 2019.

Headcount

	Dec 31	Sep 30	Dec 31
	2020	2020	2019
Headcount	68,216	65,289	65,218
Whereof: Direct workers in manufacturing	74%	72%	71%
Best cost countries	82%	81%	81%
Temporary personnel	11%	9%	10%

Compared to September 30, 2020, total headcount (permanent employees and temporary personnel) increased by 2,927 by December 31, 2020. This was driven by an increase of around 6% of the direct workforce reflecting a 10% increase in light vehicle production compared to third quarter 2020. The indirect workforce decreased by around 1%, reflecting our Structural Efficiency Programs. Compared to a year ago, total headcount increased by 5%, driven by an increase of around 8% of the direct workforce and a reduction of more than 4% of the indirect workforce.

Key Ratios

	Fourth quarter		Full year
	2020	2019	2020	2019
Income Statement
Earnings per share, basic1)	$2.16	$1.78	$2.14	$5.29
Earnings per share, diluted1, 2)	$2.15	$1.78	$2.14	$5.29
Gross margin, %3)	19.9	19.5	16.7	18.5
Adjusted operating margin, %4)	12.4	11.1	6.5	9.1
R,D&E net in relation to sales, %	(3.3)	(3.7)	(5.0)	(4.7)
Balance Sheet
Operating working capital in relation to sales, %5)	3.0	6.6	3.0	6.6
Capital employed, $ in millions6)	3,637	3,772	3,637	3,772
Return on total equity, %7)	33.3	30.3	8.8	23.1
Return on capital employed, %8)	33.7	24.3	10.4	19.7
Cash dividend paid per share	–	$0.62	$0.62	$2.48
Net debt, $ in millions9)	1,214	1,650	1,214	1,650
Leverage ratio10)	1.8	1.7	1.8	1.7
Days receivables outstanding11)	65	68	86	70
Days inventory outstanding12)	31	34	42	35
Cash flow Statement and other data
Operating Cash flow, $ in millions	468.9	312.3	848.9	640.7
Depreciation and amortization, $ in millions	102.8	90.5	370.9	350.6
Capital expenditures, net in relation to sales, %	4.4	5.4	4.6	5.6
Free Cash flow, $ in millions13)	357.8	194.3	509.3	164.6
Cash conversion, %14)	189.4	124.6	270.5	35.6
Direct shareholder return, $ in millions15)	–	54.3	54.1	217.0
Number of shares outstanding (millions)16)	87.4	87.2	87.4	87.2
Weighted average no. of shares in millions2)	87.6	87.4	87.5	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution when applicable and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and in Q3, 2019 separation of our business segments. Non-U.S. GAAP measure. See reconciliation table. 5) Latest 12 months of net sales. 6) Total equity and net debt. 7) Annualized net income relative to average total equity. 8) Annualized operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to adjusted EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 14) Free cash flow relative to Net income. Non-U.S. GAAP measure, see reconciliation table. 15) Dividends paid and Shares repurchased. 16) Excluding dilution and net of treasury shares.

Other Items

•

On December 8, 2020, Autoliv announced the appointment of Frédéric Lissalde as an independent member to its Board of Directors. Mr. Lissalde is President, Chief Executive Officer, and a member of the board of directors of BorgWarner Inc. Prior to joining BorgWarner in 1999, Mr. Lissalde held different positions at Valeo and ZF. Mr. Lissalde holds a Masters of Engineering degree from ENSAM - Ecole Nationale Supérieure des Arts et Métiers - Paris, and an MBA from HEC Paris.

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2021 on Friday, April 23, 2021.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 26, 2021.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition; changes in light vehicle production fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Fourth quarter		Full year
(Unaudited)	2020	2019	2020	2019
Airbag and Other products1)	$1,636.7	$1,443.6	$4,824.2	$5,676.3
Seatbelt products1)	880.1	747.6	$2,623.2	$2,871.3
Total net sales	$2,516.8	$2,191.2	$7,447.4	$8,547.6

Cost of sales	(2,015.0)	(1,764.4)	$(6,200.5)	$(6,963.2)
Gross profit	$501.8	$426.8	$1,246.9	$1,584.4

Selling, general & administrative expenses	(105.5)	(98.7)	(389.2)	(398.9)
Research, development & engineering expenses, net	(83.3)	(82.0)	(375.5)	(405.5)
Amortization of intangibles	(2.5)	(2.9)	(10.0)	(11.5)
Other income (expense), net	(3.7)	(13.9)	(90.1)	(42.7)
Operating income	$306.8	$229.3	$382.1	$725.8

Income from equity method investments	1.3	0.4	2.3	2.0
Interest income	0.9	0.9	4.6	3.6
Interest expense	(19.7)	(16.9)	(73.0)	(69.5)
Other non-operating items, net	(11.4)	(4.0)	(24.8)	(13.5)
Income before income taxes	$277.9	$209.7	$291.2	$648.4

Income taxes	(89.0)	(53.8)	(102.9)	(185.6)
Net income	$188.9	$155.9	$188.3	$462.8

Less: Net income attributable to non-controlling interest	0.4	0.3	1.4	1.3
Net income attributable to controlling interest	$188.5	$155.6	$186.9	$461.5

Earnings per share2, 3)	$2.15	$1.78	$2.14	$5.29

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions, unaudited)	2020	2020	2020	2020	2019
Assets
Cash & cash equivalents	$1,178.2	$1,476.5	$1,223.2	$907.2	$444.7
Receivables, net	1,821.6	1,615.7	1,179.5	1,428.1	1,626.7
Inventories, net	798.3	713.8	757.8	771.6	740.9
Other current assets	470.9	230.5	222.4	200.1	189.8
Total current assets	$4,269.0	$4,036.5	$3,382.9	$3,307.0	$3,002.1

Property, plant & equipment, net	1,869.1	1,779.1	1,753.1	1,749.5	1,815.7
Investments and other non-current assets	466.2	475.6	486.3	367.1	386.4
Operating leases right-of-use assets	140.8	137.3	150.0	148.5	156.8
Goodwill assets	1,398.1	1,389.6	1,385.0	1,382.4	1,387.9
Intangible assets, net	13.6	15.3	17.2	19.4	22.3
Total assets	$8,156.8	$7,833.4	$7,174.5	$6,973.9	$6,771.2

Liabilities and equity
Short-term debt1)	$301.8	$1,025.5	$492.9	$318.8	$368.1
Accounts payable	1,253.9	912.4	615.7	862.5	950.6
Operating lease liabilities, current	37.3	35.9	36.7	35.9	37.8
Other current liabilities	1,553.9	1,247.5	1,006.7	1,009.0	1,053.7
Total current liabilities	$3,146.9	$3,221.3	$2,152.0	$2,226.2	$2,410.2

Long-term debt1)	2,109.6	2,007.1	2,567.0	2,209.4	1,726.1
Pension liability	248.2	239.2	235.7	231.8	240.2
Operating lease liabilities, non-current	103.3	102.0	114.4	113.4	119.4
Other non-current liabilities	125.7	150.5	150.4	149.0	152.9
Total non-current liabilities	$2,586.8	$2,498.8	$3,067.5	$2,703.6	$2,238.6

Total parent shareholders’ equity	2,408.9	2,099.8	1,941.5	2,031.0	2,109.2
Non-controlling interest	14.2	13.5	13.5	13.1	13.2
Total equity	$2,423.1	$2,113.3	$1,955.0	$2,044.1	$2,122.4

Total liabilities and equity	$8,156.8	$7,833.4	$7,174.5	$6,973.9	$6,771.2
1) As of September 30, 2020, $600 million of the revolving credit facility loan was classified as short-term debt since it was repaid on October 2, 2020.

Consolidated Statements of Cash Flow

	Fourth quarter		Full year
(Dollars in millions, unaudited)	2020	2019	2020	2019
Net income	$188.9	$155.9	$188.3	$462.8
Depreciation and amortization	102.8	90.5	370.9	350.6
Other, net1)	63.9	(19.1)	13.2	(219.9)
Changes in operating assets and liabilities	113.3	85.0	276.5	47.2
Net cash provided by operating activities	$468.9	$312.3	$848.9	$640.7

Capital expenditures, net	(111.1)	(118.0)	(339.6)	(476.1)
Net cash used in investing activities	$(111.1)	$(118.0)	$(339.6)	$(476.1)

Net cash before financing2)	$357.8	$194.3	$509.3	$164.6

Net (decrease) in short-term debt	(42.2)	(54.7)	(239.9)	(364.1)
(Decrease) in short-term part of long-term debt3)	(722.5)	–	(722.5)	–
Net increase in long-term debt3)	86.5	–	1,177.1	243.5
Debt issuance costs	–	–	–	(0.3)
Dividends paid	–	(54.3)	(54.1)	(217.0)
Common stock options exercised	0.6	0.6	0.8	0.9
Dividend paid to non-controlling interests	(0.3)	–	(1.3)	(1.1)
Net cash (used in) provided by financing activities	$(677.9)	$(108.4)	$160.1	$(338.1)

Effect of exchange rate changes on cash	21.8	24.4	64.1	2.4
Increase (decrease) in cash and cash equivalents	$(298.3)	$110.3	$733.5	$(171.1)
Cash and cash equivalents at period-start	1,476.5	334.4	444.7	615.8
Cash and cash equivalents at period-end	$1,178.2	$444.7	$1,178.2	$444.7

1) Mainly related to EC antitrust payment in Q2 2019. 2) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table. 3) As of September 30, 2020, $600 million of the revolving credit facility loan was classified as short-term debt since it was repaid on October 2, 2020.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 6 and 7 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2020	2020	2020	2020	2019
Total current assets	$4,269.0	$4,036.5	$3,382.9	$3,307.0	$3,002.1
Total current liabilities	(3,146.9)	(3,221.3)	(2,152.0)	(2,226.2)	(2,410.2)
Working capital	$1,122.1	$815.2	$1,230.9	$1,080.8	$591.9
Cash and cash equivalents	(1,178.2)	(1,476.5)	(1,223.2)	(907.2)	(444.7)
Short-term debt	301.8	1,025.5	492.9	318.8	368.1
Derivative asset and liability, current	(22.6)	15.1	(2.6)	4.4	(4.2)
Dividends payable1)	–	–	–	54.1	54.1
Operating working capital	$223.1	$379.3	$498.0	$550.9	$565.2
1) As of April 2, 2020, the dividend payable in Mar 31, 2020 was cancelled.

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRD) as a part of our debt management, as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2020	2020	2020	2020	2019
Short-term debt	$301.8	$1,025.5	$492.9	$318.8	$368.1
Long-term debt	2,109.6	2,007.1	2,567.0	2,209.4	1,726.1
Total debt	$2,411.4	$3,032.6	$3,059.9	$2,528.2	$2,094.2
Cash & cash equivalents	(1,178.2)	(1,476.5)	(1,223.2)	(907.2)	(444.7)
Debt issuance cost/Debt-related derivatives, net	(19.0)	17.0	1.2	8.5	0.3
Net debt	$1,214.2	$1,573.1	$1,837.9	$1,629.5	$1,649.8

	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2018	2017	2016
Short-term debt	$620.7	$19.7	$216.3
Long-term debt	1,609.0	1,310.7	1,312.5
Total debt	$2,229.7	$1,330.4	$1,528.8
Cash & cash equivalents	(615.8)	(959.5)	(1,226.7)
Debt issuance cost/Debt-related derivatives, net	4.9	(2.5)	(3.4)
Net debt	$1,618.8	$368.4	$298.7

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	Dec 31	Sep 30	Dec 31
(Dollars in millions)	2020	2020	2019
Net debt1)	$1,214.2	$1,573.1	$1,649.8
Pension liabilities	248.2	239.2	240.2
Debt per the Policy	$1,462.4	$1,812.3	$1,890.0

Net income2)	$188.3	$155.3	$462.8
Income taxes2)	102.9	67.6	185.6
Interest expense, net2, 3)	68.4	65.6	65.9
Depreciation and amortization of intangibles2)	370.9	358.6	350.6
Antitrust related matters, capacity alignments and separation costs[2], 4)	99.5	107.8	48.6
EBITDA per the Policy (Adjusted EBITDA)	$830.0	$754.9	$1,113.5

Leverage ratio	1.8	2.4	1.7

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) No separation costs LTM Sep 30, 2020 and Dec 31, 2020.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Fourth quarter		Full year
(Dollars in millions)	2020	2019	2020	2019
Net income	$188.9	$155.9	$188.3	$462.8
Changes in operating assets and liabilities	113.3	85.0	276.5	47.2
Depreciation and amortization	102.8	90.5	370.9	350.6
Other, net1)	63.9	(19.1)	13.2	(219.9)
Operating cash flow	$468.9	$312.3	$848.9	$640.7
EC antitrust payment	–	–	–	(203)
Operating cash flow excl antitrust	$468.9	$312.3	$848.9	$843.7
Capital expenditure, net	(111.1)	(118.0)	(339.6)	(476.1)
Free cash flow2)	$357.8	$194.3	$509.3	$164.6
Free cash flow excl antitrust payment3)	$357.8	$194.3	$509.3	$367.6
Net cash before financing	$357.8	$194.3	$509.3	$164.6
Cash conversion4)	189.4%	124.6%	270.5%	35.6%
Cash conversion excl antitrust5)	189.4%	124.6%	270.5%	79.4%

1) Mainly related to EC antitrust payment in Q2 2019. 2) Operating cash flow less Capital expenditures, net. 3) Operating cash flow excl EC antitrust payment less Capital expenditures, net. 4) Free cash flow relative to Net income. 5) Free cash flow excl EC antitrust payment relative to Net income.

	Full year	Full year	Full year
(Dollars in millions)	20181)	20171)	20161)
Net income	$183.7	$303.0	$561.6
Changes in operating assets and liabilities	(229.3)	(0.3)	(77.8)
Depreciation and amortization	397.1	425.8	383.0
Goodwill impairment charges	–	234.2	–
Other, net4)	239.1	(26.8)	1.6
Operating cash flow	$590.6	$935.9	$868.4
Capital expenditure, net	(554.8)	(569.6)	(498.6)
Free cash flow2)	$35.8	$366.3	$369.8
Acquisitions of businesses and other, net	(72.9)	(127.7)	(227.4)
Net cash before financing	$(37.1)	$238.6	$142.4
Cash conversion3)	19.5%	120.9%	65.8%
1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income. 4) For full year 2018 including EC antitrust non-cash provision.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Fourth quarter 2020			Fourth quarter 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$306.8	$4.6	$311.4	$229.3	$12.9	$242.2
Operating margin, %	12.2	0.2	12.4	10.5	0.6	11.1
Income before taxes	$277.9	$4.6	$282.5	$209.7	$12.9	$222.6
Net income attributable to controlling interest	$188.5	$3.4	$191.9	$155.6	$5.4	$161.0
Return on capital employed, %2)	33.7	(0.3)	33.4	24.3	1.2	25.5
Return on total equity, %3)	33.3	(0.6)	32.7	30.3	0.5	30.8
Earnings per share4, 5)	$2.15	$0.04	$2.19	$1.78	$0.06	$1.84

1) Costs for capacity alignment and antitrust related matters. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Full year 2020			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382.1	$99.5	481.6	$725.8	$48.6	$774.4
Operating margin, %	5.1	1.4	6.5	8.5	0.6	9.1
Income before taxes	$291.2	$99.5	$390.7	$648.4	$48.6	$697.0
Net income attributable to controlling interest	$186.9	$88.4	$275.3	$461.5	$38.0	$499.5
Capital employed	$3,637	$88	$3,725	$3,772	$38	$3,810
Return on capital employed, %2)	10.4	2.5	12.9	19.7	1.2	20.9
Return on total equity, %3)	8.8	3.9	12.7	23.1	1.7	24.8
Earnings per share4, 5)	$2.14	$1.01	$3.15	$5.29	$0.43	$5.72
Total parent shareholders' equity per share	$27.56	$1.01	$28.57	$24.19	$0.43	$24.62

1) Costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686.0	$222.2	$908.2	$859.6	$39.7	$899.3
Operating margin, %	7.9	2.6	10.5	10.6	0.5	11.1
1) Costs for capacity alignment and antitrust related matters in 2017 and 2018, and separation of our business segments in 2018.

	Full year 2016
	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$831.0	$34.5	$865.5
Operating margin, %	10.5	0.4	10.9
1) Costs for capacity alignment and antitrust related matters.

Items included in Non-U.S. GAAP adjustments	Fourth quarter 2020		Fourth quarter 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$4.4	$0.05	$12.9	$0.15
Antitrust related matters	0.2	0.00	(0.0)	(0.00)
Separations costs	–	–	(0.0)	(0.00)
Total adjustments to operating income	$4.6	$0.05	$12.9	$0.15
Tax on non-U.S. GAAP adjustments1)	(1.2)	(0.01)	(7.5)	(0.09)
Total adjustments to net income	$3.4	$0.04	$5.4	$0.06

Average number of shares outstanding - diluted2)		87.5		87.4

Annualized adjustment on return on capital employed	$18.4		$51.6
Adjustment return on capital employed, %	(0.3)		1.2

Annualized adjustment on return on total equity	$13.6		$21.6
Adjustment return on total equity, %	(0.6)		0.5
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in Non-GAAP adjustments	Full year 2020		Full year 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$98.8	$1.13	$53.6	$0.61
Antitrust related matters	0.7	0.01	(6.2)	(0.07)
Separation costs	–	–	1.2	0.01
Total adjustments to operating income	$99.5	$1.14	$48.6	$0.55
Tax on non-U.S. GAAP adjustments1)	(11.1)	(0.13)	(10.6)	(0.12)
Total adjustments to Income from Continuing operations	$88.4	$1.01	$38.0	$0.43

Average number of shares outstanding - diluted2)		87.5		87.4

Annualized adjustment on Return on capital employed	$99.5		$48.6
Adjustment Return on capital employed, %	2.5		1.2

Annualized adjustment on Return on total equity	$88.4		$38.0
Adjustment return on total equity, %	3.9		1.7
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares.

Multi-year Summary

Continuing Operations unless noted

(Dollars in millions, unaudited)	2020	2019	2018	2017	2016
Sales and Income
Net sales	$7,447	$8,548	$8,678	$8,137	$7,922
Airbag sales1)	4,824	5,676	5,699	5,342	5,256
Seatbelt sales	2,623	2,871	2,980	2,794	2,665
Operating income	382	726	686	860	831
Net income attributable to controlling interest	187	462	376	586	558
Earnings per share (US$) – basic2)	2.14	5.29	4.32	6.70	6.33
Earnings per share (US$) – assuming dilution2, 3)	2.14	5.29	4.31	6.68	6.32
Gross margin, %4)	16.7	18.5	19.7	20.6	20.6
R,D&E net in relation to sales, %	(5.0)	(4.7)	(4.8)	(4.6)	(4.5)
S,G &A net in relation to sales, %	(5.2)	(4.7)	(4.5)	(5.0)	(5.0)
Operating margin, %5)	5.1	8.5	7.9	10.6	10.5
Adjusted operating margin, %6, 7)	6.5	9.1	10.5	11.1	10.9
Balance Sheet
Operating working capital	223	565	478	581	488
Days receivables outstanding8)	86	70	71	76	70
Days inventory outstanding9)	42	35	35	35	32
Total equity	2,423	2,122	1,897	4,169	3,926
Total parent shareholders’ equity per share (US$)	27.56	24.19	21.63	46.38	41.69
Current assets excluding cash	3,091	2,557	2,670	2,598	2,269
Property, plant and equipment, net	1,869	1,816	1,690	1,609	1,329
Intangible assets (primarily goodwill)	1,412	1,410	1,423	1,440	1,430
Capital employed	3,637	3,772	3,516	4,538	4,225
Net debt7)	1,214	1,650	1,619	368	299
Total assets	8,157	6,771	6,722	6,947	6,565
Long-term debt	2,110	1,726	1,609	1,311	1,313
Operating working capital in relation to sales, %	3.0	6.6	5.5	7.1	6.2
Return on capital employed, %10, 11)	10	20	17	n/a	n/a
Return on total equity, %11, 12)	9	23	13	n/a	n/a
Total equity ratio, %	30	31	28	49	48
Cash flow and Other data
Operating Cash flow13)	849	641	591	936	868
Depreciation and amortization13)	371	351	397	426	383
Capital expenditures, net13)	340	476	555	570	499
Capital expenditures, net in relation to sales, %13)	4.6	5.6	5.7	5.5	4.9
Free Cash flow7, 13, 14)	509	165	36	366	369
Cash conversion, %7, 13, 15)	270.5	35.6	19.5	120.8	65.7
Direct shareholder return13, 16)	54	217	214	366	203
Cash dividends paid per share (US$)	0.62	2.48	2.46	2.38	2.30
Number of shares outstanding (millions)17)	87.4	87.2	87.1	87.0	88.2
Number of employees, December 31	61,000	58,900	57,700	56,700	55,800

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments in 2019 and 2018. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables relative to average daily sales. 9) Outstanding inventory relative to average daily sales. 10) Operating income and income from equity method investments, relative to average capital employed. 11) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 12) Income relative to average total equity. 13) Including Discontinued Operations for 2016-2018. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.